EXHIBIT 5.1

Tel 713.758.2222  Fax 713.758.2436

December 5, 2006

Ascent Energy Inc.

4965 Preston Park Blvd, Suite 800

Plano, Texas 75093

Ladies and Gentlemen:

We have acted as counsel for Ascent Energy Inc., a Delaware corporation (the “Company”), in connection with the proposed offer and sale (the “Offering”) by the Company, pursuant to a prospectus forming a part of a Registration Statement on Form S-1, Registration No. 333-135537, originally filed with the Securities and Exchange Commission on June 30, 2006 (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Registration Statement”), of shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”).

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, (ii) the Common Shares will be issued and sold in the manner described in the Registration Statement and the prospectus relating thereto, (iii) a definitive underwriting agreement approved by the Board of Directors of the Company (the “Board”) or, to the extent permitted by the Delaware General Corporation Law, a duly constituted and acting committee thereof with respect to the sale of the Common Shares will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (iv) prior to the consummation of the Offering, all necessary corporate action will have been taken to approve and effect the reverse stock split of the Company’s common stock, par value $0.001 per share, described in the Registration Statement and the prospectus relating thereto and (v) prior to the consummation of this Offering, all necessary corporate action will have been taken to approve the Amended and Restated Certificate of Incorporation of the Company in substantially the form filed as an exhibit to the Registration Statement (the “Amended Certificate”), and the Amended Certificate will have been validly executed and delivered by the Company and properly filed by the Company with the Secretary of State of the State of Delaware and will have become effective in accordance with the Delaware General Corporation Law.

In connection with the opinion expressed herein, we have examined, among other things, (i) the form of the Amended Certificate, (ii) the Amended and Restated Bylaws of the Company, (iii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offering and certain other matters and (iv) the Registration Statement. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Based upon the foregoing, we are of the opinion that with respect to the Common Shares to be issued or sold by the Company, when (i) the Board or, to the extent permitted by the Delaware General Corporation Law, a duly constituted and acting committee thereof has taken all necessary corporate action to approve the price per share of the Common Shares and (ii) the Common Shares have been delivered in accordance with a definitive underwriting agreement approved by the Board (or such committee) and upon payment of the consideration therefor provided for therein (not less than the par value of the Common Shares), the Common Shares will be duly authorized, validly issued, fully paid and nonassessable.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

Ascent Energy Inc. December 5, 2006 Page 2

This opinion is limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and of the United States.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.